Exhibit 1.3

(Translation)

REGULATIONS OF THE BOARD OF DIRECTORS

OF

NOMURA HOLDINGS, INC.

(Nomura Horudingusu Kabushiki Kaisha)

Article 1. (Purpose)

1. Pursuant to the “Regulations of the Organization”, these Regulations of the Board of Directors shall provide for necessary matters with respect to the operation of the board of directors.

2. All matters concerning the board of directors shall, except as otherwise provided for by laws or ordinances or by the Articles of Incorporation, be governed by the provisions of these Regulations.

Article 2. (Constitution)

The board of directors shall consist of all directors of the Company.

Article 3. (Holding of Meetings)

A meeting shall be held not less frequently than quarterly.

Article 4. (Place of Holding of Meetings)

Meetings of the board of directors shall be held at the head office of the Company; provided, however, that, if necessary, the meetings may be held at any other place or by telephone or other means at two or more places.

Article 5. (Convocation of Meetings)

1. The Chairman of the Board of Directors shall convene a meeting of the board of directors unless otherwise provided for by laws or ordinances. However, when the Chairman of the Board of Directors is unable so to act, one of the other directors shall take his place in accordance with the order of priority predetermined by a resolution of the board of directors.

2. Directors may, if necessary, request the convocation of or convene a meeting of the board of directors, in accordance with laws or ordinances.

3. Any director constituting the Nomination Committee, the Audit Committee or the Compensation Committee and designated by such committee may convene a meeting of the board of directors.

4. Executive officers may request the convocation of a meeting of the board of directors by submitting a writing setting forth the purpose of the meeting to the director who is authorized to convene the meeting pursuant to paragraph 1 of this Article.

Article 6. (Convocation Notices)

1. Notice of a meeting of the board of directors shall be given to each director at least two (2) days prior to the date set for such meeting.

2. With the consent of all directors, a meeting of the board of directors may be held without following the convocation procedure provided for in the foregoing paragraph.

Article 7. (Agenda)

The agenda of a meeting of the board of directors shall be notified in advance to all persons entitled to be present at the meeting; provided, however, that in an unavoidable case, the foregoing shall not be applied.

Article 8. (Chairman of Meetings)

The Chairman of the Board of Directors shall act as chairman of meetings of the board of directors. However, when the Chairman of the Board of Directors is unable so to act, one of the other directors shall take his place in accordance with the order of priority predetermined by a resolution of the board of directors.

Article 9. (Resolutions)

1. The resolution of a meeting of the board of directors shall be adopted by an affirmative vote of a majority of the directors present which directors present shall constitute a majority of all directors then in office.

2. No director who has a special interest in any matter requiring a resolution shall be entitled to vote on such matter.

Article 10. (Matters Requiring Resolutions)

The following matters shall be referred to meetings of the board of directors:

(1)	Matters concerning general meetings of shareholders:

a.	Convocation of general meetings of shareholders; and

b.	Determination of the agenda (excluding the agenda concerning the election and removal of directors and the independent auditor and the non-retention of the independent auditor) to be submitted to general meetings of shareholders.

(2)	Matters concerning officers:

a.	Election and removal of the Chairman of the Board of Directors;

b.	Election and removal of the directors to constitute each of the Nomination Committee, the Audit Committee and the Compensation Committee;

c.	Election and removal of the Chairman of the Nomination Committee, the Audit Committee and the Compensation Committee;

d.	Election and removal of executive officers;

e.	Election and removal of representative executive officers;

f.	Election and removal of the President & Chief Executive Officer and Deputy President;

g.	Election and removal of the Chief Operating Officer, the Co-Chief Operating Officer and the Chief Financial Officer;

h.	Determination of matters concerning allocation of functions of executive officers, relationships of their directions, other relationships between or among the executive officers and the delegation of executive officers in employee’s positions;

i.	Election of a person authorized to convene and chair general meetings of shareholders when the President & Chief Executive Officer is unable so to act;

j.	Election of a person authorized to convene and chair meetings of the board of directors when the Chairman of the Board of Directors is unable so to act;

k.	Approval of a director’s or an executive officer’s engaging in a competitive business;

l.	Approval of transactions with the Company by directors or executive officers; and

m.	Appointment of information recipients of the Compliance Hotline.

(3)	Matters concerning Nomura Group:

a.	Planning of the fundamental management policy of Nomura Group; and

b.	Appointment of Business Line Heads, Business Support Line Heads, Regional Management and Internal Audit Head.

(4)	Adoption, alternation and abolition of important regulations:

a.	Regulations of the Organization (excluding amendments concerning “Chapter V Organization and Allocation of Duties”, “Chapter VI Employees and Line of Authority” and these annex “Organization Chart”);

b.	Regulations of the Board of Directors;

c.	Regulations of the Nomination Committee;

d.	Regulations of the Audit Committee;

e.	Regulations of the Compensation Committee;

f.	Regulations of the Board of Executive Officers;

g.	Regulations of the Executive Management Board;

h.	Regulations of the Internal Controls Committee;

i.	Regulations of the Commitment Committee;

j.	Regulations of the Requests for Decisions (excluding amendments concerning the drafter in these annex);

k.	Share Handling Regulations; and

l.	Code of Ethics

(5)	Matters concerning shares and financing:

a.	Designation of a transfer agent;

b.	Approval of balance sheets, profit and loss statements, business reports, the appropriation of profits or disposition of loss and their accompanying detailed statements; and

c.	Approval of interim financial statements, consolidated financial statements, etc.

(6)	Matters prescribed by laws or ordinances to be necessary for the performance of functions of the Audit Committee.

(7)	Any other matters prescribed by laws or ordinances to be determined by the board of directors.

Article 11. (Matters to be Reported)

1. The director appointed by the Nomination Committee, the Audit Committee or the Compensation Committee he belongs to shall report to the board of directors on the status of execution of the function in such committee without delay.

2. The executive officers shall report to the board of directors the status of execution of business of the Company not less frequently than quarterly.

3. The directors or executive officers who engaged in a competitive business or who had a transaction with the Company must report, without delay, the important facts with respect thereto at a meeting of the board of directors.

Article 12. (Attendance of Persons Other Than Directors)

1. The board of directors may ask persons other than directors to attend a meeting of the board of directors, to report on the relevant matters and to express their opinions thereat whenever necessary.

2. The executive officers or employees attending pursuant to the preceding paragraph shall explain to the board of directors matters demanded by the board of directors.

Article 13. (Minutes of Meetings)

1. The substance of proceedings at a meeting of the board of directors and the results thereof shall be recorded in minutes of the meeting, and the directors present shall affix their names and seals thereto.

2. The minutes of the meeting of the board of directors shall be kept at the head office of the Company for ten (10) years.

3. The minutes of meetings of the board of directors shall not be offered to public perusal or permitted to be reproduced, except to the shareholders or creditors who have complied with formalities prescribed by laws or ordinances.

Article 14. (Notices to Absent Directors)

Resolutions made at a meeting of the board of directors shall be notified to directors who were absent from such meeting.

Supplementary Provision

These Regulations shall come into force as from October 1, 2001.

Dates of Amendments

May 1, 2002	June 26, 2003	April 1, 2003
August 1, 2003	April 1, 2004	April 28, 2004
April 1, 2005

4